JOINT INSUREDS:

Virtus Alternative Solutions Trust	File No. 811-22906
Virtus Equity Trust	File No. 811-00945
Virtus Insight Trust	File No. 811-7447
Virtus Opportunities Trust	File No. 811-07455
Virtus Variable Insurance Trust	File No. 811-04642
DNP Select Income Fund Inc.	File No. 811-04915
DTF Tax-Free Income, Inc.	File No. 811-06416
Duff & Phelps Utility and Corporate Bond Trust, Inc.	File No. 811-07358
Duff & Phelps Global Utility Income Fund	File No. 811-22533
Duff & Phelps Select Energy MLP Fund Inc.	File No. 811-22958
Virtus Total Return Fund	File No. 811-21680
Virtus Global Multi-Sector Income Fund	File No. 811-22608
The Zweig Fund, Inc.	File No. 811-04739
The Zweig Total Return Fund, Inc.	File No. 811-05620
ETFis Series Trust I	File No. 811-22819